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                                                                     EXHIBIT 4





                                 TERMS OF THE
         8 3/4% CUMULATIVE MONTHLY INCOME PREFERRED SHARES, SERIES A
                                      OF
                               USX CAPITAL LLC






     FEBRUARY 24, 1994
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                        TERMS OF THE 8 3/4% CUMULATIVE MONTHLY
                         INCOME PREFERRED SHARES, SERIES A
                                OF USX CAPITAL LLC


     The undersigned, J.D. Low, the President and Jerry Howard, the Treasurer of USX Capital Management Company, which acts as Manager (the "Manager") of USX Capital LLC, a limited life company organized under the laws of the Turks and Caicos Islands (the "Company"), DO HEREBY CERTIFY:

     1. That by duly adopted resolutions of the holders of Common Stock of the Company dated January 3, 1994, the Company authorized the issuance of up to 10,000,000 shares of Cumulative Monthly Income Preferred Shares (the "Preferred Shares"), and pursuant to authority conferred upon the Manager as herein below set forth; and

     2. That by duly adopted resolutions of the Manager dated as of February 24, 1994, the Manager, pursuant to authority granted to it in the Articles of Association of the Company, authorized the creation, sale and issuance of a series of shares of preferred stock consisting of 10,000,000 shares and having such designations, stated value, rights, privileges, restrictions, preferences and other terms and provisions as the Manager authorized or approved as set forth below:

     RESOLVED, that pursuant to the Articles of Association of the Company (the "Articles of Association"), the Manager hereby authorizes the issuance of a series of Preferred Shares, $25 par value, of the Company and hereby fixes the number, voting powers, designation, preferences, participating, optional or other special rights and the qualifications, limitations or restrictions of, and other matters relating to, said series as follows:

                       8 3/4% Cumulative Monthly Income
                          Preferred Shares, Series A

     1. Designation. Up to 10,000,000 shares of the Preferred Shares of the Company are hereby constituted as a series of Preferred Stock, $25 par value, designated as "8 3/4% Cumulative Monthly Income Preferred Shares, Series A" (hereinafter called the "Series A Preferred Shares").

     2. Ranking. The Series A Preferred Shares shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) pari passu

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with any other series of Preferred Shares issued by the Company and (ii) prior to any other equity securities of the Company, including the common stock of the Company, par value $1.00 per share ("Common Stock").

        3. Dividends. (a) The holders of the Series A Preferred Shares shall be entitled to receive, when and as declared by the Company out of funds held by the Company and legally available therefor, cumulative cash dividends at the rate of 8 3/4% of the liquidation preference of $25 per share per annum, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, dividends will be computed on the basis of the actual number of days elapsed in such period, and payable monthly in arrears on the last day of each calendar month of each year, commencing March 31, 1994. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series A Preferred Shares shall be cumulative from the date of original issue, and the cumulative portion from such date to March 31, 1994 shall be payable on March 31, 1994. In the event that any date on which dividends are payable on the Series A Preferred Shares is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

     (b) Dividends on the Series A Preferred Shares must be declared by the Manager of the Company in any calendar year or portion thereof to the extent that the Manager reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to permit such payments. Dividends declared on the Series A Preferred Shares will be payable to the record holders thereof as they appear on the register for the Series A Preferred Shares on the relevant record dates, which will be one Business Day prior to the relevant payment dates. In the event that any date on which dividends are payable on the Series A Preferred Shares is not a Business Day, then payment of the dividend payable on


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such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

        (c) If dividends have not been paid in full on the Series A Preferred Shares, the Company shall not:

        (i) pay, or declare and set aside for payment, any dividends of any other series or any other preferred or preference stock of the Company ranking pari passu with the Series A Preferred Shares as regards participation in profits of the Company ("Company Dividend Parity Shares"), unless the amount of any dividends declared on any Company Dividend Parity Shares is paid on the Company Dividend Parity Shares and the Series A Preferred Shares on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Shares, so that


                (x) (A) the aggregate amount of dividends paid on the Series A Preferred Shares bears to (B) the aggregate amount of dividends paid on such Company Dividend Parity Shares the same ratio as;

                (y) (A) the aggregate of all accumulated arrears of unpaid dividends in respect of the Series A Preferred Shares bears to (B) the aggregate of all accumulated arrears of unpaid dividends in respect of such Company Dividend Parity Shares;

        (ii) pay, or declare and set aside for payment, any dividends on any shares of the Company ranking junior to the Series A Preferred Shares as to dividends ("Company Dividend Junior Shares"); or

       (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Shares or Company Dividend Junior Shares;

until, in each case, such time as all accumulated arrears of unpaid dividends on the Series A Preferred Shares shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or acquisition.


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     4.  Redemption.  (a) The Series A Preferred Shares will be redeemable at the option of the Company and subject to the prior consent of USX, in whole or in part from time to time, on or after March 31, 1999, upon not less than 30 nor more than 60 days' notice, at the redemption price of $25 per share, plus accumulated and unpaid dividends (whether or not declared) (the "Redemption Price") to the date fixed for redemption (the "Redemption Date").

    (b) Upon any prepayment or repayment of principal on the loans to USX Corporation ("USX") of the proceeds from the issuance and sale of the Series A Preferred Shares and the Common Stock (the "Loans"), the proceeds from such repayment of principal on the Loans to USX will be applied, subject to the provisions in clause (iii) of paragraph 3(c) above, to redeem the Series A Preferred Shares at the Redemption Price; provided that any such amounts may be reloaned to USX and not used for such redemption, if at the time of each such loan, and as determined in the judgment of the Manager, and its financial advisor, (a) USX is not in bankruptcy, (b) USX is not in default on any loan pertaining to Preferred Shares of any series, (c) USX has made timely payments on the repaid loan for the immediately preceding 18 months, (d) the Company is not in arrears on payments of dividends on the Series A Preferred Shares, (e) USX is expected to be able to make timely payment of principal and interest on such loan, (f) such loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (g) such loan is being made at a rate sufficient to provide payments equal to or greater than the amount of dividend payments required under the Series A Preferred Shares, (h) the senior unsecured long-term debt of USX is rated BBB- or better by Standard & Poor's Corporation or Baa3 or better by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization, (i) such loan is being made for a term that is consistent with market circumstances and USX's financial condition, and (j) the final maturity of such loan is not later than the 100th anniversary of the issuance of the Series A Preferred Shares.

     (c) Notwithstanding subparagraph 4(a) above, if at any time after the issuance of the Series A Preferred Shares the Company is or would be required to pay any Additional Amounts (as defined herein under paragraph 8) with respect to the Series A Preferred Shares or USX is or would be required to withhold or deduct certain amounts as described under the Payment and Guarantee Agreement of USX dated as of March 3, 1994 (the "Guarantee") with respect to the Series A Preferred Shares, then, subject to the prior


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consent of USX, the Company may, at its option but subject to the provisions of clause (iii) of paragraph 3(c) above, upon not less than 30 nor more than 60 days' notice to the holders of the Series A Preferred Shares, redeem the Series A Preferred Shares in whole, or if such requirement relates to only certain of the Series A Preferred Shares, only the Series A Preferred Shares subject to the requirement may be redeemed at the Redemption Price, provided that, in the case of such a redemption of Series A Preferred Shares in part, the Company may (i) cause the global certificate representing all of the Series A Preferred Shares to be withdrawn from The Depository Trust Company or its successor securities depository (see paragraph 9 herein), (ii) issue share certificates in definitive form representing Series A Preferred Shares and (iii) redeem the Series A Preferred Shares subject to such requirement to withhold or deduct Additional Amounts; and provided further that, if a partial redemption would result in a delisting of the Series A Preferred Shares from any national securities exchange on which they are then listed, the Company may only redeem the Series A Preferred Shares in whole.

     The Company may not redeem any Series A Preferred Shares unless all accumulated arrears of unpaid dividends have been paid on all Series A Preferred Shares for all monthly dividend periods terminating on or prior to the date of redemption.

     5. Redemption Procedure. (a) Notice of any redemption (a "Notice of Redemption") of the Series A Preferred Shares will be given by the Company by mail to each record holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph 5(a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first class mail, postage prepaid, to holders of record of the Series A Preferred Shares. Each Notice of Redemption shall be addressed to the holder of record at the address of the holder appearing in the stock register of the Company. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

     (b) In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed (i) in the case of an optional redemption pursuant to paragraph 4(a), will be selected in accordance with paragraph 9 and (ii) in the case

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of an optional redemption pursuant to paragraph 4(b), will be such Series A
Preferred Shares as were subject to the requirement that Additional Amounts be paid, or that amounts be withheld or deducted, in respect thereof. The Company will not redeem fewer than all the outstanding Series A Preferred Shares unless all accumulated arrears of unpaid dividends have been paid on all Series A Preferred Shares for all monthly divided periods terminating on or prior to the date of redemption.

    (c) If the Company gives a notice of redemption in respect of Series A Preferred Shares, then, by 12:00 noon, New York time, on the Redemption Date, the Company will irrevocably deposit with The Depository Trust Company funds sufficient to pay the applicable Redemption Price, and will give The Depository Trust Company irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of Series A Preferred Shares so called for redemption will cease, except the right of the holders of such shares to receive the Redemption Price, but without interest. In the event that any date on which any payment in respect of the redemption of Series A Preferred Shares is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Shares is improperly withheld or refused and not paid either by the Company or by USX pursuant to the Guarantee, dividends on such shares will continue to accrue, at the then applicable rate, from the original Redemption Date to the date that the Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    6. Liquidation Distribution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of common shares or any other class of shares of the Company ranking junior to the Series A Preferred Shares as regards participation in assets of the Company, but together with the holders of outstanding Preferred Shares of every others series and the holders of every other series of

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preferred or preference stock of the Company outstanding, if any, ranking pari passu with the Series A Preferred Shares as regards participation in the assets of the Company ("Company Liquidation Parity Shares"), an amount equal, in the case of the holders of the Series A Preferred Shares, to the aggregate of the liquidation preference of $25 per Series A Preferred Share and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distributions can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distributions and the aggregate maximum Liquidation Distributions on the Company Liquidation Parity Shares, then the amounts payable directly by the Company on the Series A Preferred Shares and on such Company Liquidation Parity Shares shall be paid on a pro rata basis, so that

        (i) (x) the aggregate amount paid as the Liquidation Distribution on the Series A Preferred Shares bears to (y) the aggregate amount paid as Liquidation Distributions on the Company Liquidation Parity Shares the same ratio as
       (ii) (x) the aggregate Liquidation Distribution bears to (y) the aggregate maximum Liquidation Distributions on the Company Liquidation Parity Shares.

    Pursuant to the Articles of Association, the Company will automatically dissolve and be liquidated (i) when the period fixed for the duration of the Company expires, (ii) if the Manager by resolution requires the Company to be wound up and dissolved, (iii) upon the bankruptcy, resignation, withdrawal, expulsion, termination, cessation or dissolution of the Manager, or (iv) upon the bankruptcy, insolvency or liquidation of USX.

    7. Voting Rights. If (i) the Company fails to pay dividends in full on the Series A Preferred Shares for 18 consecutive monthly dividend periods; (ii) an Event of Default (as defined in the loan agreement dated as of March 3, 1994 (the "Loan Agreement") relating to the Loans) occurs and is continuing on the Loans; or (iii) USX is in default on any of its payment or other obligations under the Guarantee, then the holders of a majority in liquidation preference of the outstanding Series A Preferred Shares, together with the holders of any other Preferred Shares of the Company having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled to appoint and authorize a trustee to enforce the Company's rights under the Loans against USX and to enforce

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the obligations undertaken by USX under the Guarantee and declare and pay dividends on the Preferred Shares of all series. For purposes of determining whether the Company has failed to pay dividends in full for 18 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a trustee arises, the Manager will convene a general meeting for the above purpose. If the Manager fails to convene such meeting within such 30 day period, the holders of 10% in liquidation preference of the outstanding Series A Preferred Shares and such other Preferred Shares will be entitled to convene such meeting. The provisions of the Articles of Association relating to the convening and conduct of the general meetings of shareholders will apply with respect to any such meeting. Any trustee so appointed shall vacate office immediately, subject to the terms of such other Preferred Shares, if the Company (or USX pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on the Series A Preferred Shares (if the event which gave rise to such appointment was clause (i) of this paragraph) or such default or breach by USX, as the case may be, shall have been cured.

     If any resolution is proposed for adoption by the shareholders of the Company providing for, or the Manager otherwise proposes to effect, (x) any variation or abrogation of the rights, preferences and privileges of the Series A Preferred Shares, whether by way of amendment to the Company's Articles of Association, resolution or otherwise (including, without limitation, the authorization or issuance of any shares of the Company ranking, as to participation in the profits or assets of the Company, senior to the Series A Preferred Shares, or the issuance of any debt by the Company), or (y) the liquidation, dissolution or winding up of the Company, then the holders of outstanding Series A preferred Shares (and, in the case of a resolution described in clause (x) above which would adversely affect the rights, preferences or privileges of any Company Dividend Parity Shares or any Company Liquidation Parity Shares, such Company Dividend Parity Shares or such Company Liquidation Parity Shares, as the case may be, or, in the case of any resolution described in clause (y) above, all Company Liquidation Parity Shares) will be entitled to vote on such resolution or action of the Manager (but not on any other resolution or action), and such resolution or action shall not be effective except with


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the approval of the holders of 66-2/3% in liquidation preference of such outstanding shares; provided, however, that no such approval shall be required under clauses (x) and (y) if the liquidation, dissolution or winding up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution or winding up of USX.

     The rights attached to the Series A Preferred Shares will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation of any further shares of the Company ranking junior to or pari passu with the Series A Preferred Shares with regard to participation in the profits or assets of the Company. Holders of Series A Preferred Shares have no preemptive rights. The rights attached to the Series A Preferred Shares will be deemed to be varied by the issuance of any debt by the Company, and a vote will be required for the issuance of any debt by the Company.

     Any required approval of holders of Series A Preferred Shares may be given at a separate meeting of such holders convened for such purpose, at a general meeting of shareholders of the Company or pursuant to written consent. The Company will cause a notice of any meeting at which holders of the Series A Preferred Shares are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Preferred Shares. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     No vote or consent of the holders of the Series A Preferred Shares will be required for the Company to redeem and cancel Series A Preferred Shares in accordance with the Articles of Association and these terms.

     Notwithstanding that holders of Series A Preferred Shares are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Shares that are owned by USX or any entity owned more than 50% by USX, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

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     8. Additional Amounts. All payments in respect of the Series A Preferred
Shares by the Company will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the Turks and Caicos Island or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Company will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the holders of the Series A Preferred Shares after such withholding or deduction will equal the amount which would have been receivable in respect of such Series A Preferred Shares in the absence of such withholding or deduction ("Additional Amounts") except that no such additional amounts will be payable to a holder of Series A Preferred Shares (or a third party on such holder's behalf) with respect to Series A Preferred Shares:

          (a) if such holder is liable for such taxes, duties, assessments or governental charges in respect of such Series A Preferred Shares by reason of such holder's having some connection with the Turks and Caicos Islands other than being a holder of such Series A Preferred Shares, or

          (b) if the Company has notified such holder of the obligation to withhold taxes and requested but not received from such holder a declaration of non-residence or other similar claim for exemption, and such withholding or deduction would not have been required had such declaration or similar claim been received.

    9. Book-Entry-Only Issuance; The Depositiory Trust Company. The Depository Trust Company ("DTC") will act as securities depository for the Series A Preferred Shares. The Series A Preferred Shares will be issued only in the form of one or more fully-registered global securities representing in the aggregate the total number of Series A Preferred Shares and registered in the name of Cede & Co (DTC's nominee).

    Redemption notices shall be sent to Cede & Co. If less than all of the Series A Preferred Shares are being redeemed, shares to be redeemed shall be determined in accordance with DTC's practice which at the date hereof is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

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     DTC may discontinue providing its services as securities depository with respect to the Series A Preferred Shares at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series A Preferred Share certificates are required to be printed and delivered. Additionally, in the event that the Company or USX is or would be required to withhold or deduct Additional
Amounts in regard to only certain of the Series A Preferred Shares, the Company may cause all of the Series A Preferred Shares to be issued in definitive form. Thereafter, upon surrender of the global certificate or certificates, Series A Preferred Shares may be issued in definitive form, and the Series A Preferred Shares to which the Additional Amounts relate will be redeemed.

    10. Guarantee of Liabilities and Keep Well. It shall be a condition precedent to the issuance of the Series A Preferred Shares that USX execute a guarantee of payment of all liabilities of the Company to the extent not paid by the Company (other than obligations to holders of Series A Preferred Shares, which will be separately guaranteed to the extent set forth in the payment and guarantee agreement between USX and the Company (the "Guarantee")) for the benefit of, and enforceable by, third parties to whom the Company owes such obligations. Additionally, USX and the Manager will enter into an agreement (the "Keep Well Agreement") whereby USX will cause the Manager to all all times have at least $1.00 more than its cash obligations.

    IN WITNESS WHEREOF, USX CAPITAL LLC has caused this Certificate to be signed by one of the officers of its Manager, and to be attested to by the Treasurer of the Manager, as of the 24th day of February, 1994.

                              USX CAPITAL LLC

                                  /s/ J. D. Low
                              By _________________________
                                  J. D. Low
                                  President of USX
                                  Capital Management
                                  Company, as Manager of
                                  USX Capital LLC

       /s/ Jerry Howard
Attest:_________________
       Jerry Howard
       Treasurer of USX
       Capital Management
       Company



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